Exhibit 8.1

May 29, 2007

StanCorp Financial Group, Inc.

1100 SW Sixth Avenue

Portland, OR 97204

Re:	Prospectus Supplement dated May 23, 2007 and filed May 24, 2007

Ladies and Gentlemen

We have acted as counsel to StanCorp Financial Group, Inc. (“the Company”) in connection with the Company’s offering of $300 million of Income Capital Obligation Notes® due 2067 (the “ICONs”) and the transactions related thereto (the “Transactions”) described in StanCorp’s Prospectus Supplement dated May 23, 2007 and filed May 24, 2007 (the “Prospectus Supplement”).

In rendering our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus Supplement and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In rendering our opinion, we also have relied upon statements and representations made to us by representatives of the Company. We have made no independent investigation with regard to such statements and representations, and we have assumed that such statements and representations, and the statements and representations made in the Prospectus Supplement, are true, correct and complete without regard to any qualification as to knowledge or belief. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements and representations referred to above. We also have assumed that the transactions related to the offering of the ICONs will be consummated in the manner contemplated by the Prospectus Supplement.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we also have assumed due authorization of all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, published rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject, however, to change or differing interpretations, possibly with retroactive effect. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law. If the authorities change, or if any of the information, documents, certificates, records, statements, representations or assumptions on which our opinion is based are inaccurate or incomplete, our opinion could be affected.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein or in the Prospectus Supplement, pursuant to current United States federal income tax law:

1.	Although there is no authority directly on point and the matter is not free from doubt, we are of the opinion that the ICONs will be classified for United States federal income tax purposes as indebtedness of the Company.

2.	We are of the opinion that the statements set forth in the Prospectus Supplement under the heading “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” subject to the qualifications set forth therein and in this letter, to the extent they describe United States federal income tax laws or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

Except as set forth above, we express no opinion as to any tax consequences of the ICONs or of any transaction related thereto, whether federal, state, local or foreign. Our opinion is expressed as of the date of this letter, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to that date or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP

Stoel Rives LLP